Exhibit 99.1

Contact: Jeff Harkins Investor Relations 940-297-3877

Sally Beauty Holdings, Inc. Announces Second Quarter Results

➢	Strategic Transformation Milestones Reached; Transformation Plan on Track
➢	Consolidated Same Store Sales Decreased 0.5%
➢	Global E-Commerce Sales Increased by 30.3% versus Prior Year
➢	GAAP Diluted EPS of $0.54; Growth of 10.2% versus Prior Year
➢	Adjusted Diluted EPS of $0.51; Decrease of 5.6% versus Prior Year
➢	Strong Cash Flow from Operations Used to Reduce Indebtedness; Repurchased $60 Million of Senior Notes
➢	Fiscal Year 2019 Guidance Maintained

DENTON, Texas, May 1, 2019 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its second quarter ended March 31, 2019. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2019 Second Quarter Overview

Consolidated same store sales decreased 0.5% in the quarter. Consolidated net sales were $945.9 million in the second quarter, a decrease of 3.0% compared to the prior year, partially driven by 69 fewer stores as compared to the prior year. Foreign currency translation had an unfavorable impact of approximately 110 basis points on reported sales.

GAAP diluted earnings per share in the second quarter were $0.54 compared to $0.49 in the prior year, an increase of 10.2%, driven primarily by reduced selling, general and administrative expenses, the gain recorded on the sale of the secondary headquarters and fulfillment center in Texas and a reduced share count. Adjusted diluted earnings per share, excluding charges related to the Company’s transformation efforts in both years, the gain from the sale of the headquarters and fulfillment center and the loss on extinguishment of debt from the prior year, were $0.51 in the second quarter compared to $0.54 in the prior year, a decrease of 5.6%.

“During the quarter, we made solid progress on our transformation plan as we completed the launch of Sally Beauty’s new mobile-first e-commerce platform, launched new brands, had success against our supply chain modernization plans and reduced our debt levels, all as promised,” said Chris Brickman, president and chief executive officer.

“We continued to see good momentum in our largest business, Sally Beauty Supply’s U.S. and Canadian retail business, which is on the leading edge of many of our transformation efforts. While the second quarter was impacted by an Easter calendar shift and cautious retail consumers in February, we are still on track with our transformation plan for the year and are maintaining our full-year guidance based on the performance of recent brand launches and our expectation of improved vendor supply chain execution compared to the prior year,” Brickman concluded.

Update on Transformation Plan

During the second quarter and so far this quarter, we have:

•	Deployed the new sallybeauty.com mobile-first e-commerce platform;
•	Enabled sales transactions on the refreshed Beauty Systems Group app in advance of an e-commerce platform relaunch later this year;
•	Completed the testing and triggered the national rollout of the new Oracle based point-of-sale systems at both Sally Beauty Supply and Beauty Systems Group;
•	Launched the first four modules of the JDA merchandising and supply chain platform, which includes SKU setup, space planning, EDI, and demand planning;
•	Repurchased $60 million of senior notes through the Company’s debt tender offer;
•	Sold our second Denton, Texas headquarters and fulfillment center and used the proceeds to fund part of our debt repurchase;
•

Enhanced assortment differentiation with the launch of further exclusive brands, such as Maria Nila within Beauty Systems Group, and developed additional influencer-partner brands such as MoKnowsHair within Sally Beauty Supply; and

•

Completed the build-out of our ‘new concept stores’ in Las Vegas for Sally Beauty Supply and initiated the build-out for CosmoProf with most stores in that city remodeled to reflect better technology, and improved focus and customer experience, supported by better retail fundamentals.

As we move into the second half of fiscal year 2019, we will continue our transformation efforts by:

•	Launching the Sally Beauty integrated app nationwide;
•	Launching new e-commerce and mobile commerce capabilities for Beauty Systems Group;
•

Launching a new order management system in connection with our e-commerce efforts to facilitate ‘buy online, pick up in store’ and ‘ship from store’ capabilities to better leverage our inventory positions;

•	Continuing to build momentum and awareness of successful launches of key brands like Pravana, Maria Nila and Arctic Fox while adding new, innovative brands to the pipeline;
•	Accelerating the national rollout of the new Oracle based point-of-sale systems at both Sally Beauty Supply and Beauty Systems Group to exceed 1,400 stores by the end of the fiscal year; and
•	Expanding distribution rights for existing and new brands within Beauty Systems Group.

Fiscal 2019 Second Quarter Financial Detail

Gross margin for the second quarter was 49.5%, a decrease of 40 basis points compared to the prior year, with increases in the North American business of Sally Beauty Supply offset by challenges in Europe and within Beauty Systems Group. Selling, general and administrative expenses, after adjusting for restructuring charges in both years and the gain from the sale of the secondary headquarters and fulfillment center in the current year, dropped by $6.8 million, resulting in 38.2% as a percentage of sales, with the increase of 40 basis points driven by the deleveraging impact of lower sales, notwithstanding the lower absolute expense.

GAAP operating earnings and operating margin in the second quarter were $112.5 million and 11.9%, respectively, compared to $111.1 million and 11.4%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding charges related to the Company’s transformation efforts in both years and the gain from the sale of the secondary headquarters and fulfillment center) were $106.7 million and 11.3%, respectively, compared to $117.9 million and 12.1%, respectively, in the prior year.

GAAP net earnings in the second quarter were $65.7 million, an increase of $4.4 million, or 7.1%, from the prior year. Adjusted EBITDA in the second quarter was $136.0 million, a decrease of $11.5 million, or 7.8%, from the prior year, and adjusted EBITDA margin was 14.4%, a decline of approximately 70 basis points from the prior year.

At the end of the quarter, inventory was $953.0 million, up 1.9% from the prior year. The increase was driven primarily by the impact of new product launches, the expansion of distribution rights for Beauty Systems Group, and safety stock to deal with vendor conversions, partially offset by a stronger U.S. dollar on reported inventory levels.

Capital expenditures in the quarter, excluding the proceeds from the sale of the secondary headquarters and fulfillment center in Texas, totaled $22.7 million, primarily for information technology projects related to the launch of the new Sally Beauty e-commerce platform, the new Oracle based point-of-sale system and the JDA merchandising and supply chain platform as well as store remodels and maintenance.

As a result of the Company’s tender offer for a portion of its senior notes, which was completed in March, the outstanding principal amount of the senior notes declined by approximately $60 million. At the end of the quarter, the outstanding balance on the asset-based revolving line of credit remained at zero and the Company’s leverage ratio was 2.8.

Fiscal 2019 Second Quarter Segment Results

Sally Beauty Supply

•

Same store sales decreased by 0.3% for the quarter. Net sales were $565.6 million in the quarter, a decrease of 2.5% compared to the prior year, driven primarily by 64 fewer stores as compared to the prior year, Europe’s continued uncertainty surrounding Brexit and civil protests, an Easter shift into the third quarter of the fiscal year and the North American retail business experiencing a challenging February related in part to delayed tax refunds and store closures from extreme weather. Foreign currency translation had an unfavorable impact on the segment’s revenue growth in the quarter by approximately 150 basis points.

•	At the end of the quarter, net store count was 3,718, a decrease of 64 from the prior year.
•	Gross margin was flat at 55.6% in the quarter, with significant improvements in the U.S. and Canada offset by weakness in Europe.
•	GAAP operating earnings were $86.7 million in the quarter, a decrease of 4.0% versus the prior year. GAAP operating margin was 15.3% versus 15.6% in the year prior.

Beauty Systems Group

•

Same store sales declined 0.9%. Net sales were $380.2 million in the quarter, a decrease of 3.8% compared to the prior year, driven primarily by the continued impact of brand life-cycle transition impacting the full service business. Foreign currency translation decreased the segment’s revenue growth in the quarter by approximately 40 basis points.

•	At the end of the quarter, net store count was 1,388, a decrease of 5 from the prior year.
•	Gross margin decreased 100 basis points to 40.4% in the quarter, driven primarily by continued challenges attributed to the ongoing merchandising transformation.
•	GAAP operating earnings were $56.5 million in the quarter, a decrease of 5.7% versus the prior year. GAAP operating margin in the quarter was 14.9% versus 15.2% in the prior year.
•	At the end of the quarter, total distributor sales consultants were 798 compared to 859 in the prior year.

Fiscal Year 2019 Guidance

The Company remains on track with its transformation plan for the remainder of the fiscal year and is maintaining its full-year financial guidance.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1059 (International: (612) 288-0329).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, May 1, 2019, through May 8, 2019, by dialing (800) 475-6701 or if international, dial (320) 365-3844 and reference the conference ID number 465851. Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,106 stores, including 180 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2018, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation and costs related to the Company’s previously announced restructuring plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and the loss on extinguishment of debt for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2019	2018	Percentage Change	2019	2018	Percentage Change

Net sales	$945,852	$975,321	-3.0%	$1,935,305	$1,970,286	-1.8%
Cost of products sold	477,528	488,999	-2.3%	986,275	997,335	-1.1%
Gross profit	468,324	486,322	-3.7%	949,030	972,951	-2.5%
Selling, general and administrative expenses	361,626	368,461	-1.9%	728,614	739,748	-1.5%
Restructuring	(5,814)	6,759	-186.0%	(1,834)	11,969	-115.3%
Operating earnings	112,512	111,102	1.3%	222,250	221,234	0.5%
Interest expense	23,821	25,262	-5.7%	48,310	49,277	-2.0%
Earnings before provision for income taxes	88,691	85,840	3.3%	173,940	171,957	1.2%
Provision for income taxes	22,966	24,469	-6.1%	42,488	27,322	55.5%
Net earnings	$65,725	$61,371	7.1%	$131,452	$144,635	-9.1%
Earnings per share:
Basic	$0.55	$0.49	12.2%	$1.10	$1.15	-4.3%
Diluted	$0.54	$0.49	10.2%	$1.09	$1.14	-4.4%
Weighted average shares:
Basic	120,077	124,270		120,033	126,046
Diluted	120,991	125,057		120,949	126,834

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales:
Consolidated gross margin	49.5%	49.9%	(40)	49.0%	49.4%	(40)
Selling, general and administrative expenses	38.2%	37.8%	40	37.6%	37.5%	10
Consolidated operating margin	11.9%	11.4%	50	11.5%	11.2%	30
Effective tax rate	25.9%	28.5%	(260)	24.4%	15.9%	850

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2019	September 30, 2018

Cash and cash equivalents	$89,777	$77,295
Trade and other accounts receivable	91,427	90,490
Inventory	953,043	944,338
Other current assets	39,895	42,960
Total current assets	1,174,142	1,155,083
Property and equipment, net	297,124	308,357
Goodwill and other intangible assets	601,936	608,623
Other assets	19,412	25,351
Total assets	$2,092,614	$2,097,414
Current maturities of long-term debt	$5,503	$5,501
Accounts payable	252,470	303,241
Accrued liabilities	156,490	180,287
Income taxes payable	6,280	2,144
Total current liabilities	420,743	491,173
Long-term debt, including capital leases	1,708,421	1,768,808
Other liabilities	25,917	30,022
Deferred income tax liabilities	82,608	75,967
Total liabilities	2,237,689	2,365,970
Total stockholders' deficit	(145,075)	(268,556)
Total liabilities and stockholders' deficit	$2,092,614	$2,097,414

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2019	2018	Percentage Change	2019	2018	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$565,604	$580,114	-2.5%	$1,146,213	$1,165,689	-1.7%
Beauty Systems Group ("BSG")	380,248	395,207	-3.8%	789,092	804,597	-1.9%
Total net sales	$945,852	$975,321	-3.0%	$1,935,305	$1,970,286	-1.8%
Operating earnings:
SBS	$86,715	$90,328	-4.0%	$176,706	$176,922	-0.1%
BSG	56,518	59,949	-5.7%	118,849	124,514	-4.5%
Segment operating earnings	143,233	150,277	-4.7%	295,555	301,436	-2.0%
Unallocated expenses (1)	(36,535)	(32,416)	12.7%	(75,139)	(68,233)	10.1%
Restructuring	5,814	(6,759)	-186.0%	1,834	(11,969)	-115.3%
Interest expense	(23,821)	(25,262)	-5.7%	(48,310)	(49,277)	-2.0%
Earnings before provision for income taxes	$88,691	$85,840	3.3%	$173,940	$171,957	1.2%

Segment gross margin:	2019	2018	Basis Point Change	2019	2018	Basis Point Change
SBS	55.6%	55.6%	-	55.1%	55.1%	-
BSG	40.4%	41.4%	(100)	40.2%	41.1%	(90)
Segment operating margin:
SBS	15.3%	15.6%	(30)	15.4%	15.2%	20
BSG	14.9%	15.2%	(30)	15.1%	15.5%	(40)
Consolidated operating margin	11.9%	11.4%	50	11.5%	11.2%	30

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Operating earnings	$112,512	$(5,814)	$106,698
Operating margin	11.9%		11.3%
Earnings before provision for income taxes	88,691	(5,814)	82,877
Provision for income taxes (3)	22,966	(1,494)	21,472
Net earnings	$65,725	$(4,320)	$61,405
Earnings per share:
Basic	$0.55	$(0.04)	$0.51
Diluted	$0.54	$(0.04)	$0.51

	Three Months Ended March 31, 2018
	As Reported (GAAP)	Restructuring (1)	Loss on Extinguishment of Debt (2)	As Adjusted (Non-GAAP)
Operating earnings	$111,102	$6,759	$-	$117,861
Operating margin	11.4%			12.1%
Earnings before provision for income taxes	85,840	6,759	876	93,475
Provision for income taxes (3)	24,469	1,555	254	26,278
Net earnings	$61,371	$5,204	$622	$67,197
Earnings per share:
Basic	$0.49	$0.04	$0.01	$0.54
Diluted	$0.49	$0.04	$0.00	$0.54

(1)

For the three months ended March 31, 2019, restructuring represents a $6.6 million gain from the sale of our secondary headquarters and fulfillment center and expenses incurred in connection with the supply chain modernization plan. For the three months ended March 31, 2018, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)

For the three months ended March 31, 2018, interest expense reflects a loss on extinguishment of debt in connection with a repricing of the variable-rate tranche of our term loan B, resulting in a lower effective interest rate.

(3)

The income tax provision associated with restructuring for the three months ended March 31, 2019 and 2018, was calculated using a 25.7% and 23.0% tax rate, respectively. The income tax provision associated with other charges for the three months ended March 31, 2018 was calculated using a 29.0% tax rate.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Six Months Ended March 31, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Operating earnings	$222,250	$(1,834)	$220,416
Operating margin	11.5%		11.4%
Earnings before provision for income taxes	173,940	(1,834)	172,106
Provision for income taxes (4)	42,488	(765)	41,723
Net earnings	$131,452	$(1,069)	$130,383
Earnings per share:
Basic	$1.10	$(0.01)	$1.09
Diluted	$1.09	$(0.01)	$1.08

	Six Months Ended March 31, 2018
	As Reported (GAAP)	Restructuring (1)	Loss on Extinguishment of Debt (2)	U.S. Tax Reform (3)	As Adjusted (Non- GAAP)
Operating earnings	$221,234	$11,969	$-	$-	$233,203
Operating margin	11.2%				11.8%
Earnings before provision for income taxes	171,957	11,969	876	-	184,802
Provision for income taxes (4)	27,322	2,346	254	22,202	52,124
Net earnings	$144,635	$9,623	$622	$(22,202)	$132,678
Earnings per share:
Basic	$1.15	$0.08	$0.00	$(0.18)	$1.05
Diluted	$1.14	$0.08	$0.00	$(0.18)	$1.05

(1)

For the six months ended March 31, 2019, restructuring represents a $6.6 million gain from the sale of our secondary headquarters and fulfillment center and expenses incurred in connection with the supply chain modernization plan, and costs and expenses in connection with the 2018 Restructuring Plan. For the six months ended March 31, 2018, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)

For the six months ended March 31, 2018, interest expense reflects a loss on extinguishment of debt in connection with a repricing of the variable-rate tranche of our term loan B, resulting in a lower effective interest rate.

(3)

U.S. tax reform represents the revaluation of deferred income taxes and a deemed repatriation tax on previously undistributed foreign earnings resulting from changes to U.S. federal tax law in December 2017.

(4)

The income tax provision associated with restructuring for the six months ended March 31, 2019 and 2018, was calculated using a 41.7% and 19.6% tax rate, respectively. The income tax provision associated with the loss on extinguishment of debt for the six months ended March 31, 2018 was calculated using a 29.0% tax rate.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2019	2018	Percentage Change	2019	2018	Percentage Change
Net earnings	$65,725	$61,371	7.1%	$131,452	$144,635	-9.1%
Add:
Depreciation and amortization	26,769	26,919	-0.6%	53,275	54,009	-1.4%
Interest expense	23,821	25,262	-5.7%	48,310	49,277	-2.0%
Provision for income taxes	22,966	24,469	-6.1%	42,488	27,322	55.5%
EBITDA (non-GAAP)	139,281	138,021	0.9%	275,525	275,243	0.1%
Share-based compensation	2,516	2,738	-8.1%	5,871	5,850	0.4%
Restructuring	(5,814)	6,759	-186.0%	(1,834)	11,969	-115.3%
Adjusted EBITDA (non-GAAP)	$135,983	$147,518	-7.8%	$279,562	$293,062	-4.6%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.4%	15.1%	(70)	14.4%	14.9%	(50)

Operating Free Cash Flow:	2019	2018	Percentage Change	2019	2018	Percentage Change
Net cash provided by operating activities	$59,854	$75,246	-20.5%	$110,110	$179,450	-38.6%
Less:
Payments for capital expenditures, net (1)	(10,678)	(16,180)	-34.0%	(34,388)	(38,679)	-11.1%
Operating free cash flow (non-GAAP)	$49,176	$59,066	-16.7%	$75,722	$140,771	-46.2%

(1)

For the three and six months ended March 31, 2019, payments for capital expenditures, net includes cash proceeds of $12.0 million from the sale of our secondary headquarters and fulfillment center in connection with the supply chain modernization plan.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2019	2018	Change
Number of stores:
SBS:
Company-operated stores	3,703	3,765	(62)
Franchise stores	15	17	(2)
Total SBS	3,718	3,782	(64)
BSG:
Company-operated stores	1,223	1,228	(5)
Franchise stores	165	165	-
Total BSG	1,388	1,393	(5)
Total consolidated	5,106	5,175	(69)
Number of BSG distributor sales consultants	798	859	(61)

BSG distributor sales consultants (DSC) include 251 and 263 sales consultants employed by our franchisees at March 31, 2019 and 2018, respectively.

	Three Months Ended March 31,			Six Months Ended March 31,
	2019	2018	Basis Point Change	2019	2018	Basis Point Change
Same store sales growth (decline):
SBS	-0.3%	-1.6%	130	0.2%	-2.1%	230
BSG	-0.9%	-1.2%	30	-0.7%	-1.2%	50
Consolidated	-0.5%	-1.4%	90	-0.1%	-1.8%	170

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.